Exhibit 99.1

BioTime's Subsidiary Asterias Biotherapeutics, Inc. Announces a $14.3 Million Strategic Partnership Award from the California Institute for Regenerative Medicine

  Award Supports Phase 1/2a Dose Escalation Clinical Trial of AST-OPC1 in Cervical Spinal Cord Injury
  Funding Provides for the Expansion of AST-OPC1 Clinical Trial Originally Initiated by Geron Corporation into Target Population for Pivotal Studies

MENLO PARK, Calif. & ALAMEDA, Calif.--(BUSINESS WIRE)--May 30, 2014--Asterias Biotherapeutics, Inc. (“Asterias”), a subsidiary of BioTime, Inc. (NYSE MKT: BTX), today announced that it has been awarded a $14.3 million Strategic Partnership III grant entitled “A Phase 1/2a Dose Escalation Study of AST-OPC1 in Patients with Cervical Sensorimotor Complete Cervical Spinal Cord Injury” from the California Institute for Regenerative Medicine (“CIRM”). The award provides funding for Asterias to reinitiate clinical development of AST-OPC1 in subjects with spinal cord injury and to expand clinical testing of escalating doses in the target population intended for future pivotal trials.

AST-OPC1 is a population of cells derived from human embryonic stem cells (hESCs) that contains oligodendrocyte progenitor cells (OPCs). OPCs and their mature derivatives called oligodendrocytes provide critical functional support for nerve cells in the spinal cord and brain. Asterias recently presented the results from phase 1 clinical trial testing of a low dose of AST-OPC1 in patients with neurologically-complete thoracic spinal cord injury. The results showed that AST-OPC1 was successfully delivered to the injured spinal cord site. Patients followed 2-3 years after AST-OPC1 administration showed no evidence of serious adverse events associated with the cells in detailed follow-up assessments including frequent neurological exams and MRIs. Immune monitoring of subjects through one year post-transplantation showed no evidence of antibody-based or cellular immune responses to AST-OPC1. In four of the five subjects, serial MRI scans performed throughout the 2-3 year follow-up period indicate that reduced spinal cord cavitation may have occurred and that AST-OPC1 may have had some positive effects in reducing spinal cord tissue deterioration. There was no unexpected neurological degeneration or improvement in the five subjects in the trial as evaluated by the International Standards for Neurological Classification of Spinal Cord Injury (ISNCSCI) exam.

The Strategic Partnership III grant from CIRM will provide funding to Asterias to support the next clinical trial of AST-OPC1 in subjects with spinal cord injury, and for Asterias’ product development efforts to refine and scale manufacturing methods to support later-stage trials and eventually commercialization. CIRM funding will be conditional on FDA approval for the trial, completion of a definitive agreement between Asterias and CIRM, and Asterias’ continued progress toward the achievement of certain pre-defined project milestones.

“These programs help bring together the most rigorous scientific research with companies that know how to do clinical trials and move therapies through the regulatory process. It’s a partnership with a simple goal, get the most promising therapies to patients as quickly as possible,” said Jonathan Thomas, Ph.D., J.D., Chair, Governing Board of CIRM. “If this therapy can achieve even very modest improvements for patients, it could have an enormous impact on the quality of their life, and the lives of their families.”

“We are preparing to initiate the dose escalation Phase 1/2a clinical trial of AST-OPC1 in patients with cervical injuries in 6-9 months subject to FDA clearance,” stated Edward Wirth III M.D., Ph.D., Asterias’ Chief Translational Officer. “Achievements in this CIRM-supported program could also help accelerate further development of AST-OPC1 in other neurodegenerative diseases such as stroke and multiple sclerosis. We are currently evaluating the function of AST-OPC1 in nonclinical models of these diseases.”

“This award provides significant non-dilutive funding to accelerate the development of AST-OPC1 for patients with spinal cord injury. Given the lack of any approved therapies for spinal cord injury and the high level of disability, substantial costs of care, and shorter life expectancy of injured individuals, AST-OPC1 has the potential to address a substantial unmet medical need in this condition,” stated Katharine Spink, Ph.D., Asterias’ Chief Operating Officer. “We look forward to working in partnership with CIRM to bring this important therapy to patients.”

More information about AST-OPC1 and Asterias is available on Asterias’ website, www.asteriasbiotherapeutics.com and in the company’s amended S-1 filed with the Securities and Exchange Commission.

About Spinal Cord Injury and AST-OPC1

Over 12,000 individuals suffer a spinal cord injury (SCI) each year in the United States alone, and approximately 1.3 million Americans are estimated to be living with a spinal cord injury. Traumatic SCI most commonly impacts individuals in their 20s and 30s, resulting in a high level of permanent disability in young and previously healthy individuals. Individuals with SCI not only have impaired limb function, but suffer from a wide range of additional disabilities which can each significantly impact quality of life, and can even be life threatening in some instances. According to the National Spinal Cord Injury Statistical Center, the life expectancy of an individual suffering a cervical spinal cord injury at age 20 is 20-25 years lower than that of a similarly aged individual with no SCI.

In addition to its dramatic impact on quality of life for patients and their families, SCI is responsible for tremendous costs to society. At one year post injury, only 11.8% of SCI patients are employed, and fewer than 35% are employed even at more than twenty years post-injury. Additionally, many patients require help with activities of daily living such as feeding and bathing. As a result, the lifetime cost of care for SCI patients are enormous; a recent paper estimated lifetime costs of care for a patient sustaining a cervical SCI at age 25 at $4.2 million. Overall, it has been estimated that SCIs cost the U.S. over $14.5 billion per year in direct medical costs and disability support, plus an additional $5.5 billion in lost productivity.

There are currently no approved therapies for the treatment of SCI, and the complex pathology of the injury is unlikely to be addressed by a traditional small molecule or protein therapeutic. AST-OPC1, an oligodendrocyte progenitor population derived from human embryonic stem cells, has been shown to have three potentially reparative functions which address the complex pathologies observed at the SCI injury site. These activities of AST-OPC1 include production of neurotrophic factors, stimulation of vascularization, and induction of remyelination of denuded axons, all of which are critical for survival, regrowth and conduction of nerve impulses through axons at the injury site. In preclinical animal testing, AST-OPC1 administration led to remyelination of axons, improved hindlimb and forelimb locomotor function, dramatic reductions in injury-related cavitation and significant preservation of myelinated axons traversing the injury site.

About Asterias Biotherapeutics

Asterias Biotherapeutics (“Asterias”) is a biotechnology company focused on the emerging field of regenerative medicine. Our core technologies center on stem cells capable of becoming all of the cell types in the human body, a property called pluripotency. We plan to develop therapies based on pluripotent stem cells to treat diseases or injuries in a variety of medical fields, with an initial focus on the therapeutic applications of oligodendrocyte progenitor cells (AST-OPC1) and antigen-presenting dendritic cells (AST-VAC1 and AST-VAC2) for the fields of neurology and oncology respectively. AST-OPC1 was tested for treatment of spinal cord injury in the world’s first Phase 1 clinical trial using human embryonic stem cell-derived cells. We plan to seek FDA clearance to reinitiate clinical testing of AST-OPC1 in spinal cord injury this year, and are also evaluating its function in nonclinical models of multiple sclerosis and stroke. AST-VAC1 and AST-VAC2 are dendritic cell-based vaccines designed to immunize cancer patients against telomerase, a protein abnormally expressed in over 95% of human cancer types. AST-VAC2 differs from AST-VAC1 in that the dendritic cells presenting telomerase to the immune system are produced from human embryonic stem cells instead of being derived from human blood.

In October of 2013, Asterias acquired the cell therapy assets of Geron Corporation. These assets included INDs for the clinical stage AST-OPC1 and AST-VAC1 programs, banks of cGMP-manufactured AST-OPC1 drug product, cGMP master and working cell banks of human embryonic stem cells, over 400 patents and patent applications filed worldwide including broad issued claims to fundamental platform technologies for the scalable growth of pluripotent stem cells and compositions of matter for several hESC-derived therapeutic cell types, research cell banks, customized reagents and equipment, and various assets relating to the AST-VAC2 program and preclinical programs in cardiology and orthopedics.

Asterias is a member of the BioTime family of companies.

Additional information about Asterias can be found at www.asteriasbiotherapeutics.com.

About CIRM

CIRM was established in November 2004 with the passage of Proposition 71, the California Stem Cell Research and Cures Act. The statewide ballot measure, which provided $3 billion in funding for stem cell research at California universities and research institutions, was overwhelmingly approved by voters, and called for the establishment of an entity to make grants and provide loans for stem cell research, research facilities, and other vital research.

About BioTime

BioTime is a biotechnology company engaged in research and product development in the field of regenerative medicine. Regenerative medicine refers to therapies based on stem cell technology that are designed to rebuild cell and tissue function lost due to degenerative disease or injury. BioTime’s focus is on pluripotent stem cell technology based on human embryonic stem (“hES”) cells and induced pluripotent stem (“iPS”) cells. hES and iPS cells provide a means of manufacturing every cell type in the human body and therefore show considerable promise for the development of a number of new therapeutic products. BioTime’s therapeutic and research products include a wide array of proprietary PureStem® progenitors, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (a HyStem® product) as a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications, and is planning to initiate a pivotal clinical trial around Renevia™, in 2014. In addition, BioTime has developed Hextend®, a blood plasma volume expander for use in surgery, emergency trauma treatment and other applications. Hextend® is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ HealthCare Corporation, under exclusive licensing agreements.

BioTime is also developing stem cell and other products for research, therapeutic, and diagnostic use through its subsidiaries:

  Asterias Biotherapeutics, Inc. is a new subsidiary which has acquired the stem cell assets of Geron Corporation, including patents and other intellectual property, biological materials, reagents and equipment for the development of new therapeutic products for regenerative medicine.
  BioTime Asia, Ltd., a Hong Kong company, may offer and sell products for research use for BioTime’s ESI BIO Division.
  Cell Cure Neurosciences Ltd. is an Israel-based biotechnology company focused on developing stem cell-based therapies for retinal and neurological disorders, including the development of retinal pigment epithelial cells for the treatment of macular degeneration, and treatments for multiple sclerosis.
  ESI BIO is the research and product marketing division of BioTime, providing stem cell researchers with products and technologies to enable them to translate their work into the clinic, including PureStem® progenitors and HyStem® hydrogels.
  LifeMap Sciences, Inc. markets, sells, and distributes GeneCards®, the leading human gene database, as part of an integrated database suite that also includes the LifeMap Discovery® database of embryonic development, stem cell research, and regenerative medicine, and MalaCards, the human disease database.
  LifeMap Solutions, Inc. is a subsidiary of LifeMap Sciences focused on developing mobile health (mHealth) products.
  OncoCyte Corporation is developing products and technologies to diagnose and treat cancer, including PanC-Dx™, with three clinical trials currently underway.
  OrthoCyte Corporation is developing therapies to treat orthopedic disorders, diseases and injuries.
  ReCyte Therapeutics, Inc. is developing therapies to treat a variety of cardiovascular and related ischemic disorders, as well as products for research using cell reprogramming technology.

For more information, please visit www.biotimeinc.com or connect with the company on Twitter, LinkedIn, Facebook, YouTube, and Google+.

FORWARD-LOOKING STATEMENTS

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

CONTACT:
Asterias Biotherapeutics, Inc.
Mary Ann Dunmire, 650-433-2900
mdunmire@asteriasbio.com
or
BioTime, Inc.
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com